Exhibit 10.14.2

SUNSTONE HOTEL INVESTORS, INC.

WAIVER AGREEMENT

This Waiver Agreement (this “Agreement”), dated as of February 19, 2010, is made by and between Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC (together, the “Company”) and Arthur Buser (“Executive”).

RECITALS

A.	The Company and Executive are parties to that certain Employment Agreement, effective July 21, 2008 (as amended from time to time, the “Employment Agreement”).

B.	The Company maintains a 401(k) Savings and Retirement Plan (the “401(k) Plan”).

C.	Pursuant to the Employment Agreement and the 401(k) Plan, Executive is entitled to receive certain compensation and benefits.

D.	Executive and the Company wish to enter into this Agreement, pursuant to which Executive will waive his right and entitlement to receive certain compensation and benefits under the Employment Agreement and the 401(k) Plan for calendar year 2009 and the Company will make certain acknowledgements.

In consideration of the covenants and undertakings contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Waiver. Executive hereby waives, relinquishes and gives up any and all right, title, claim and interest that Executive may have to receive each of: (i) any profit-sharing contribution from the Company under the 401(k) Plan in respect of calendar year 2009; (ii) any increase in Base Salary (as such term is defined in the Employment Agreement) over the Base Salary level in effect for Executive as of December 31, 2009; and (iii) any Annual Bonus (as such term is defined in the Employment Agreement) in respect of calendar year 2009 to the extent that such Annual Bonus would otherwise exceed three hundred fifty-nine thousand four hundred twenty-three dollars and 08/100 cents ($359,423.08).

2. Annual Bonus; Payment in Shares. In consideration of the waivers contained in this Agreement, the Company hereby agrees to pay Executive an Annual Bonus in the amount of three hundred fifty-nine thousand four hundred twenty-three dollars and 08/100 cents ($359,423.08) in respect of calendar year 2009, which Annual Bonus shall otherwise be payable in accordance with the terms and conditions of the Employment Agreement. The Company further agrees to pay such Annual Bonus, less the sum of all applicable withholdings, in a number of shares of fully vested Company common stock (in lieu of cash) determined by dividing the net dollar value of such Annual Bonus by the average closing price of the Company’s common stock for the twenty-day period ending February 12, 2010, which is three business days prior to the grant date for restricted stock granted to employees under the Company’s 2004 Long Term Incentive Plan (which average price was $8.74).

3. Company Acknowledgements. In consideration of the waivers contained in this Agreement, the Company hereby acknowledges and agrees that, (i) in the event that Executive becomes entitled to receive payments under Section 4(a) and/or Section 5 of the Employment Agreement in connection with Executive’s termination of employment, such payments shall be determined, to the extent applicable to the calculations thereof, as if Executive had earned and been paid an Annual Bonus in respect of calendar year 2009 without regard to the waivers contained in this Agreement; and (ii) Executive’s additional annual equity award under Section 2(b)(iii)(B) of the Employment Agreement shall be paid at the “high” level (i.e., 250% of Base Salary) in respect of calendar year 2009.

4. No Good Reason. Executive hereby acknowledges and agrees that nothing contained in this Agreement shall, or shall be construed so as to, constitute Good Reason (as defined in the Employment Agreement) for purposes of the Employment Agreement or any other agreement between Executive and the Company.

5. Applicable Law. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

6. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

8. Captions. The captions contained in this Agreement are included for convenience only and shall have no bearing on the meaning or interpretation of the provisions contained herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the date first above written.

SUNSTONE HOTEL INVESTORS, INC.		EXECUTIVE

By:	/s/ Arthur Buser	/s/ Arthur Buser
(Signature)

Its:	President & CEO	Arthur Buser

SUNSTONE HOTEL PARTNERSHIP, LLC

By:	/s/ Arthur Buser

Its:	President

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